SECURITIES AND EXCHANGE COMMISSION

                            Washington, D. C. 20549





                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                                  July 1, 1998
                                (Date of Report)






                          GEORGIA-PACIFIC CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


                                    GEORGIA
                            (State of Incorporation)

                                     1-3506
                            (Commission File Number)

                                   93-0432081
                      (IRS Employer Identification Number)

               133 PEACHTREE STREET, N.E., ATLANTA, GEORGIA 30303
                    (Address of Principal Executive Offices)

                                 (404) 652-4000
              (Registrant's Telephone Number, including area code)





ITEM 5.                 OTHER EVENTS.

On July 1, 1998, the Corporation issued the following press release.
     ATLANTA -- Georgia-Pacific Corp. today announced that it has completed its acquisition of CeCorr Inc.
     The acquisition includes 11 CeCorr sheet feeder plants, which manufacture corrugated sheets that are sold to others for final conversion into corrugated containers. Also included are a corrugating medium paper mill, and several specialty operations and support service groups. CeCorr ships 6.3 billion square feet of corrugated sheets per year.
     In the transaction, Georgia-Pacific paid $189.9 million in cash and Georgia-Pacific Group common stock for all the outstanding shares of closely held CeCorr, which is based at Indianapolis. The transaction also includes Georgia-Pacific's assumption of CeCorr's $92 million debt.
     "Completing the acquisition of CeCorr helps advance Georgia-Pacific's strategy to grow our packaging business," said A.D. "Pete" Correll, Georgia-Pacific chairman and chief executive officer. "Sheet feeders are an attractive segment of the packaging business, and adding these operations enables Georgia-Pacific to deliver a broader range of value-added products to our packaging customers."
     Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers and distributors of pulp, paper and building products. It consists of two distinct operating groups: the Georgia-Pacific Group (NYSE: GP), which includes the pulp, paper and building products business, and The Timber Company (NYSE: TGP), which manages 5.8 million acres of timberland in North America.


                                   SIGNATURES


    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED:  July 1, 1998


                               GEORGIA-PACIFIC CORPORATION



                                  By /s/ James F. Kelley

                                    James F. Kelley
                                    Senior Vice President - Law and General
                                    Counsel